Exhibit 99.1

HILTON ANNOUNCES MANAGEMENT APPOINTMENTS

-               Bollenbach to Co-Chairman and Chief Executive Officer –

-               Hart to President and Chief Operating Officer –

-               La Forgia to Senior Vice President and Chief Financial Officer –

Beverly Hills, Calif., February 27, 2004 – The Board of Directors of Hilton Hotels Corporation (NYSE:HLT) has approved the following management appointments.  The changes will be effective after the company’s annual meeting of shareholders in May 2004.

•                  Stephen F. Bollenbach, 61, President and Chief Executive Officer, becomes Co-Chairman of the Board along with current Chairman Barron Hilton and will continue as Chief Executive Officer.  The company’s Operations, Finance, Legal, Human Resources, Information Technology and Corporate Affairs/Investor Relations functions continue to report to Mr. Bollenbach.

•                  Matthew J. Hart, 51, Executive Vice President and Chief Financial Officer, is promoted to President and Chief Operating Officer, continuing to report to Mr. Bollenbach.  Mr. Hart will have responsibility for all operational aspects of the company, including owned and managed hotel operations, franchising and brand development.  He will continue overseeing Hilton Grand Vacations Company (Hilton’s timeshare business,) as well as the company’s architecture and construction and purchasing functions.

Dieter Huckestein, Executive Vice President and President, Hotel Operations Owned and Managed, and Thomas L. Keltner, Executive Vice President, and President, Brand Performance and Franchise Development Group, will report to Mr. Hart.  In addition to his existing responsibilities, Mr. Keltner will have oversight for the company’s owned and managed hotel development activities.

“This promotion not only recognizes Matt Hart’s many contributions to Hilton’s success since he joined the company eight years ago, but also represents the next logical step in his career progression, and further strengthens a talented and experienced executive management team,” Mr. Bollenbach said.  “Matt’s 23 years in the hotel business, and his wide range of experience in many facets of the industry, will help us enhance our leadership position as the lodging industry enters this important period of recovery.”

Mr. Hart said:  “I am very grateful to Steve, Barron and the Board of Directors for their confidence in me and for this great opportunity.  As a company we have the assets, the brands and the people to be the leading hospitality company in the world.  I look forward to working with my team to build on our success, grow the company and increase value for our shareholders.”

Prior to joining Hilton in 1996 as Executive Vice President and Chief Financial Officer with responsibility for the company’s financial affairs, Mr. Hart was Senior Vice President and Treasurer for the Walt Disney Company, where he directed that company’s corporate and project financing activities.  Before joining Disney, he served as Executive Vice President and Chief Financial Officer for Host Marriott Corporation.  He held various financial positions at Marriott Corporation (prior to the formation of Host Marriott,) which he joined in 1981 as Manager, Project Finance.  Mr. Hart also was a lending officer with Bankers Trust Company in New York.  He graduated cum laude from Vanderbilt University in 1974 and received his MBA from Columbia University in 1976.

Mr. Hart is on the Board of Directors of Kilroy Realty Company (an office real estate investment trust,) and two non-profit organizations, Heal the Bay and The Westside Breakers.

•                  Robert M. La Forgia, 45, Senior Vice President and Controller, is promoted to Senior Vice President and Chief Financial Officer, reporting to Mr. Bollenbach.  In his expanded role, Mr. La Forgia will assume responsibility for the company’s financial activities, including the project finance, asset management, treasury, tax, financial reporting and accounting functions.

A 23-year Hilton veteran, Mr. La Forgia has been an integral part of Hilton’s Finance Department since attaining his position as Senior Vice President and Controller in 1996.  He had previously served as Vice President and Corporate Controller (since 1994).  Prior to that, he held a variety of finance positions both at the corporate office and in the field.

Mr. La Forgia earned a bachelor’s degree in accounting from Providence College in Providence, R.I. where he graduated summa cum laude, and received an MBA from the Anderson School at the University of California, Los Angeles. Mr. La Forgia is a member of the Financial Executives Institute and the Controller Council of the Conference Board.

“As a company, we are committed to acknowledging extraordinary performance and bringing added strength to what is already the best management team in the industry for the benefit of our shareholders, customers, hotel owners, franchisees and team members,” Mr. Bollenbach said.  “These promotions are the latest demonstrations of that commitment.”

Hilton Hotels Corporation is recognized internationally as a preeminent hospitality company. The company develops, owns, manages or franchises more than 2,100 hotels, resorts and vacation ownership properties. Its properties includes many of the world's best known and most highly regarded hotel brands including Hilton®, Conrad®, Doubletree®, Embassy Suites Hotels®, Hampton Inn®, Hampton Inn & Suites®, Hilton Garden Inn®, Hilton Grand Vacations Club® and Homewood Suites by Hilton®.